Exhibit 99.1

For Immediate Release: March 16, 2009

For More Information, Contact:
Duane C. Montopoli, President and Chief Executive Officer
Phone: 603-913-2300
Fax: 603-913-2305

New Hampshire Public Utilities Commission Reaffirms Eminent Domain Order
NHPUC Denies Motions for Rehearing Filed by Both Parties

MERRIMACK, NH (March 16, 2009) – Pennichuck Corporation (NASDAQ: PNNW) today announced that on Friday, March 13, the New Hampshire Public Utilities Commission (“NHPUC”) issued its order in response to the motions for rehearing or reconsideration that had been filed by the Company and by the City of Nashua, New Hampshire relating to their ongoing eminent domain dispute. In the March 13 ruling, the NHPUC denied the motions of both parties in their entirety on the basis that neither party had presented any new arguments or evidence that the NHPUC had not previously considered. Under New Hampshire law, the parties have thirty days to file appeals to the New Hampshire Supreme Court after denial of a motion for reconsideration.

The effect of the March 13 ruling is to reaffirm the NHPUC’s July 2008 order that the taking of the operating assets of the Company’s Pennichuck Water utility subsidiary by Nashua is in the public interest and that, for such assets, Nashua must pay Pennichuck Water $203 million (determined as of December 31, 2008). In the July 2008 order, the NHPUC also established a number of conditions, including that Nashua must pay an additional $40 million into a mitigation fund to protect the interests of the Company’s Pennichuck East and Pittsfield Aqueduct utility customers. That brings to $243 million the total amount that Nashua would have to pay; this amount remains unchanged by the March 13 order of the NHPUC.

Commenting on this development, Duane C. Montopoli, Pennichuck’s President and Chief Executive, said, “On balance, we view this as a positive development since we believed it was unlikely the NHPUC would materially change its prior findings, and the request for reconsideration was a necessary step on the way to the Supreme Court. We continue to believe that the NHPUC’s order authorizing eminent domain taking contains a number of significant legal errors that undermine its validity, and that this outcome would not be in the best interests of our shareholders. Consequently, we plan to file an appeal to the New Hampshire Supreme Court. We have repeatedly stated that we remain open to engaging in settlement discussions with the City aimed at resolving this dispute outside of continued litigation. Such a settlement could involve Nashua’s acquisition of some or all of the assets of Pennichuck Corporation or one or more of its subsidiaries or, alternatively, the shares of Pennichuck Corporation stock. In any event, we continue to oppose a takeover by eminent domain and intend to pursue legal proceedings as necessary to vindicate the company’s position.”

Commenting further on this matter, Mr. Montopoli added, “In addition to the legal failings of the City’s eminent domain arguments, we believe that taxpayers will not support an eminent domain taking at a cost of $243 million especially since (1) it would require Nashua taxpayers to pay $40 million that is intended to benefit other communities, (2) the City would still not be getting the 450 acres of undeveloped land near the water supply that was a principal reason for undertaking eminent domain in the first place, and (3) a negotiated purchase of Pennichuck Corporation stock, as an alternative, could allow the City to pay substantially less than the $243 million and yet get substantially more assets, including the undeveloped land. Under these circumstances, it’s hard for me to imagine Nashua would continue to pursue an eminent domain taking.”

In closing, Mr. Montopoli said, “Of course, a comprehensive settlement would require the negotiation and resolution of many complex issues and, therefore, no assurance can be given that Nashua and Pennichuck would ultimately be able to reach a settlement agreement. Moreover, in addition to the approval of two-thirds of Nashua’s Board of Aldermen, a definitive settlement agreement could also be subject to approval by the NHPUC and, depending on the terms of any settlement, Pennichuck shareholders.”

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company’s real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire.

Pennichuck Corporation’s common stock trades on the Nasdaq Global Market under the symbol “PNNW.” The Company’s website is at www.pennichuck.com.

This news release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Pennichuck Corporation. Forward-looking statements are based on current information and expectations available to management at the time the statements are made, and are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the timing and results of a possible appeal to the New Hampshire Supreme Court of the reaffirmed eminent domain order of the New Hampshire Public Utilities Commission in favor of the City of Nashua, New Hampshire; the impact of an eminent domain taking by Nashua on business operations and net assets; legislation and/or regulation and accounting factors affecting Pennichuck Corporation’s financial condition and results of operations; the availability and cost of capital, including the impact on our borrowing costs of changes in interest rates; and the impact of weather. Investors are encouraged to access Pennichuck Corporation’s annual and quarterly periodic reports filed with the Securities and Exchange Commission for financial and business information regarding Pennichuck Corporation, including a more detailed discussion of these and other risks and uncertainties that could affect Pennichuck Corporation’s forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statement.